Exhibit 10.1

CIGNA EXECUTIVE SEVERANCE BENEFITS PLAN

(Amended and Restated Effective December 21, 2020)

1. Introduction. Cigna Corporation, a Delaware corporation, hereby amends and restates the Cigna Executive Severance Benefits Plan (the “Plan”). The Plan is an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan, as amended and restated, is in effect for Covered Executives who experience a Covered Termination occurring after December 20, 2020 and before the termination of the Plan. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Executives will receive the severance benefits described herein if employment with the Company (or its successor in a Change of Control) terminates under the circumstances specified herein.

3. Definitions. The following defined terms apply for purposes of the Plan:

“Affiliate” -- the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Appeals Administrator”-- the meaning set forth in Section 16 hereof.

“Base Salary”-- a Covered Executive’s base rate of pay as in effect immediately before a Covered Termination (or, in the case of a Change of Control Termination, prior to the Change of Control, if greater) and exclusive of any bonuses or other forms of compensation.

“Basic Severance Pay” -- the basic severance pay described in Section 7 of the Plan.

“Beneficial Owner” and “Beneficially Owned” -- the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Benefits Continuation” -- the meaning set forth in Section 8(a) hereof.

“Board” -- the Board of Directors of Cigna Corporation.

“Bonus Target” -- the target annual bonus under the EIP or the portion of the annual bonus target under the CIM Incentive Plan that is immediately payable in cash (as applicable) that the employee was eligible to earn for the year in which the Covered Termination occurs (or, in the case of a Change of Control Termination, for the year in which the Change of Control occurs, if greater), without regard to whether the performance goals applicable to such bonus had been established or satisfied at the date of termination of employment.

“Cause” -- a Covered Executive’s (a) willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such actual or anticipated failure in the 90-day period following his or her issuance of a notice of termination for Good Reason); (b) material violation of any legal or contractual obligation to the Company; (c) material non-compliance with Company policies or procedures, including, without limitation, Cigna’s Code of Ethics and Principles of Conduct; (d) engagement in any activity resulting in his or her being not bondable as determined by Cigna under its (or its successor’s) fidelity bond; (e) conviction of a felony involving fraud or dishonesty directed against the Company; (f) breach of any restrictive covenant agreement in effect with the Company; or (g) willful act or failure to act that adversely affects the financial or reputational interests of the business of the Company in any material respect, in each case as determined by the Plan Administrator.

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“CEO” -- the chief executive officer of Cigna Corporation.

“Change of Control” -- any of the following:

a.	A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of Cigna Corporation having 30% or more of the combined voting power of Cigna Corporation’s then outstanding securities; provided, however, in determining whether a Change of Control has occurred, voting securities which are acquired by any of the following shall not constitute an acquisition which would cause a Change of Control: (i) by an employee benefit plan (or a trust forming a part thereof) maintained by Cigna Corporation or any Subsidiary, (ii) by Cigna Corporation or any Subsidiary, or (iii) by any Person in connection with a transaction described in (b)(i) immediately below; or

b.	There is consummated a merger, consolidation or reorganization of Cigna Corporation or any direct or indirect Subsidiary of Cigna Corporation with any other corporation, other than:

i.	a merger, consolidation or reorganization --

1.	immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger, consolidation or reorganization or the ultimate parent thereof,

2.	in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Cigna Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from Cigna Corporation or its Affiliates) representing 30% or more of the combined voting power of Cigna Corporation’s then outstanding securities; and

3.	where the shareholders of Cigna Corporation, immediately before such merger, consolidation or reorganization, own directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity surviving such merger, consolidation or reorganization or the ultimate parent thereof in substantially the same proportion as their ownership of the outstanding securities of Cigna Corporation immediately before such merger, consolidation or reorganization; or

c.	A change occurs in the composition of the Board at any time during any consecutive 12-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence “Continuity Directors” means those members of the Board who either: (1) were directors at the beginning of such consecutive 12-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cigna Corporation); or

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d.	The shareholders of Cigna Corporation approve a plan of complete liquidation or dissolution of Cigna Corporation or there is consummated an agreement for the sale or disposition by Cigna Corporation of all or substantially all of Cigna Corporation’s assets, other than a sale or disposition by Cigna Corporation of all or substantially all of Cigna Corporation's assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Cigna Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Cigna Corporation immediately following such transaction or series of transactions.

“Change of Control Termination” -- a termination of the Covered Executive’s employment either by the Company without Cause (not including by reason of death or Disability) or by the Covered Executive for Good Reason, in either case so long as the Separation Date, the date on which the Company gives the Covered Executive notice of his or her termination, or the date that the Covered Executive provides written notice of Good Reason occurs within the two-year period immediately following the Effective Time.

“CIM Incentive Plan” -- the Cigna Investment Management Incentive Plan or any successor bonus plan thereto.

“COBRA” -- the Consolidated Omnibus Budget Reconciliation Act.

“Code” -- the Internal Revenue Code of 1986, as amended.

“Company” -- Cigna Corporation (or, following a Change of Control, any successor thereto) together with the wholly-owned subsidiaries of Cigna Corporation provided, that, for purposes of the definition of Change of Control in 3(f) hereof, Company means solely Cigna Corporation.

“Covered Band 6 Executive” – a Covered Executive aligned to career band 6 immediately before his or her Separation Date, or, in the case of a Change of Control Termination, immediately before a Change of Control.

“Covered Band 7 Executive” – a Covered Executive aligned to career band 7 immediately before his or her Separation Date, or, in the case of a Change of Control Termination, immediately before a Change of Control.

“Covered Band 8 Executive” – a Covered Executive aligned to career band 8, excluding the CEO immediately before his or her Separation Date, or, in the case of a Change of Control Termination, immediately before a Change of Control.

“Covered Executive” -- any individual in a career band 6, 7 or 8 executive track role (including the CEO) immediately before his or her Separation Date, or, in the case of a Change of Control Termination, immediately before a Change of Control, as determined by the Company in its sole discretion and who is not deemed to be ineligible to receive severance benefits under the Plan as provided in Section 5 hereof. Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.

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“Covered Termination” -- a Covered Executive’s Separation from Service that is designated by the Plan Administrator as (i) an Involuntary Termination or (ii) a Change of Control Termination. The Plan Administrator shall determine whether a particular Separation for Service is an Involuntary Termination or a Change of Control Termination, and may determine, based on the facts and circumstances, that a Separation from Service does not qualify as a Covered Termination.

“Disability” -- the Covered Executive’s disability within the meaning of the Cigna Long Term Disability Plan in effect immediately prior to the Covered Termination.

“Effective Time” -- The closing or effective date of a transaction that is a Change of Control.

“EIP”-- The Cigna Enterprise Incentive Plan or any successor annual bonus plans thereto.

“ERISA” -- the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act”-- the Securities Exchange Act of 1934, as amended.

“Good Reason” -- the occurrence of any of the following within the two-year period immediately following a Change of Control without the Covered Executive’s prior consent: (A) the Company’s requiring the Covered Executive to be based at any office or location more than 35 miles from the location of the office in which the Covered Executive primarily performs his or her duties of employment as of the Effective Time, except for travel reasonably required in the performance of the Covered Executive’s responsibilities to the extent substantially consistent with the Covered Executive’s business travel obligations prior to the Effective Time, and except for a change to a location that is closer to the Covered Executive’s home; (B) any material and sustained diminution in Covered Executive’s authority, duties or responsibilities from those as of the Effective Time; or (C) the material diminution of the Covered Executive’s aggregate target compensation (salary, Bonus Target and long term incentive target) in effect as of the Effective Time; provided that, in order to resign for Good Reason, (x) Covered Executive must deliver written notice to the Company describing in reasonable detail the circumstances alleged to constitute Good Reason within 30 days after the initial occurrence thereof, (y) the Company must have 30 days after receipt of written notice from Covered Executive in which to cure such circumstances, and (z) if such circumstances are not cured, the Covered Executive must resign within 30 days following the expiration of such cure period.

“Involuntary Termination” -- a termination by the Company of the Covered Executive’s employment without Cause (not including by reason of death or Disability) that is not a Change of Control Termination.

“Person” -- the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) Cigna Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of Cigna Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of Cigna Corporation in substantially the same proportions as their ownership of stock of Cigna Corporation.

“Plan Administrator” -- the meaning set forth in Section 15 hereof.

“Release” -- the meaning set forth in Section 6 hereof.

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“Release Effective Date” -- the meaning set forth in Section 13(c)(1) hereof.

“Separation Date” –- the date of a Covered Executive’s Separation from Service.

“Separation from Service” – a Covered Executive’s death, retirement or other termination of employment, from the Company within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, the level of reasonably anticipated, permanently reduced, bona fide services that will be treated as a Separation from Service is 30%. Generally, a Covered Executive’s Separation from Service occurs when his or her level of services to the Company is reduced by 70% or more.

“Subsidiary” -- any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by Cigna Corporation; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by Cigna Corporation; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

“Supplemental Severance Pay” – the supplemental severance pay described in Section 7 of the Plan.

4. Coverage. Subject to satisfaction of the eligibility and other requirements set forth in Sections 5 and 6 of the Plan, a Covered Executive will be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination.

5. Eligibility for Severance Benefits. The following executive employees will not be eligible for severance benefits, except to the extent specifically determined in good faith otherwise by the Plan Administrator: (a) an executive employee who is terminated for Cause or by reason of death or Disability; (b) an executive employee who voluntarily retires or otherwise voluntarily terminates his or her employment, except, in the case of a Change of Control Termination, for Good Reason; (c) an executive employee who is subject to a written agreement with the Company that provides severance benefits; provided, however that if the severance benefits under such agreement are less than those provided under the Plan, then such executive employee shall be eligible to receive the severance benefits provided under the Plan (but not under both the agreement and the Plan); and (d) any executive employee of any U.S. Subsidiary whose employees do not participate in the Cigna Long-Term Incentive Plan (“LTIP”). A Covered Executive who has any outstanding grants or awards under the LTIP as of the date of a Change of Control Termination will be eligible for severance benefits only if he or she agrees to the application of the limitation on payments provisions under Section 14 of the Plan to such LTIP grants and awards.

6. Ongoing Obligations and Release. Receipt of any severance payments or benefits under the Plan requires that the Covered Executive: (a) comply with any applicable proprietary information and inventions, nondisclosure, non-competition, non-solicitation, cooperation (or similar) agreements it has entered into with the Company, and other continuing obligations to the Company; and (b) execute and deliver a separation and release of claims agreement in the form to be provided by the Company on or around the Covered Executive’s Separation Date (the “Release”) which Release must become binding within sixty (60) days following the Covered Executive’s Separation Date. In the case of a Change of Control Termination, the Release provided shall be in the form approved by the Plan Administrator for use with respect to the applicable Change of Control.

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7. Basic and Supplemental Severance.

(a)	Involuntary Termination. A Covered Executive who experiences an Involuntary Termination shall be entitled to receive the Basic Severance Pay and the Supplemental Severance Pay described below:

(i)	Basic Severance Pay: A Covered Executive’s Basic Severance Pay shall be the product of the Covered Executive’s Base Salary, stated in weekly terms, and the applicable Multiplier described immediately below:

Covered Executive	Multiplier
Chief Executive Officer	104 weeks
Covered Band 8 Executive	78 weeks
Covered Band 7 Executive	52 weeks
Covered Band 6 Executive	38 – 52 weeks (38 weeks minimum with 2 additional weeks of severance for every full completed year of service above 4 years up to a total of 52 weeks).

(ii)	Supplemental Severance Pay

1)	A Covered Executive’s Supplemental Severance Pay shall be the product of the Base Amount described in paragraph 7(a)(ii)(2) and the applicable Multiplier described in paragraph 7(a)(ii)(3).

2)	The Base Amount shall be the amount of the Covered Executive’s Bonus Target.

3)	The Multiplier shall be:

Covered Executive	Multiplier
Chief Executive Officer	200%
Covered Band 8 Executive	150%
Covered Band 7 Executive	100%
Covered Band 6 Executive	0%

(b)	Change of Control Termination. A Covered Executive who experiences a Change of Control Termination shall be entitled to receive the Basic Severance Pay and the Supplemental Severance Pay described below:

(i)	Basic Severance Pay. A Covered Executive’s Basic Severance Pay shall be the product of the Covered Executive’s Base Salary, stated in weekly terms and the applicable Multiplier described immediately below:

Covered Executive	Multiplier
Chief Executive Officer	156 weeks
Covered Band 8 Executive	156 weeks
Covered Band 7 Executive	104 weeks

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Covered Band 6 Executive	52 – 78 weeks (52 weeks minimum with 2 additional weeks of severance for every full completed year of service above 4 years up to a total of 78 weeks).

(ii)	Supplemental Severance Pay

1)	A Covered Executive’s Supplemental Severance Pay shall be the product of the Base Amount described in paragraph 7(b)(ii)(2) and the applicable Multiplier described in paragraph 7(b)(ii)(3).

2)	The Base Amount shall be the higher of:

a.	The amount of the last annual bonus incentive compensation payment actually received by the Covered Executive under the EIP or the last cash bonus award payment actually received by the Covered Executive under the CIM Incentive Plan, as applicable; or

b.	The amount of the Covered Executive’s Bonus Target.

3)	The Multiplier shall be:

Covered Executive	Multiplier
Chief Executive Officer	300%
Covered Band 8 Executive	300%
Covered Band 7 Executive	200%
Covered Band 6 Executive	100-150% (multiplier to align with severance period, with 100% for 52 weeks and 150% for 78 weeks and prorated in between)

8. Other Severance Benefits. In the event of a Covered Termination, a Covered Executive shall also be entitled to the following:

(a)    Pro Rata and Prior Year Bonus Severance

(i)	The Covered Executive shall receive a cash payment equal to his or her pro-rated Bonus Target (based on the number of days completed from the beginning of the calendar year through the Separation Date) for the year in which Covered Executive’s Separation Date occurs.

(ii)	If the Covered Executive’s Separation Date occurs before the date on which the Company pays annual bonuses for the year immediately preceding the year of the Covered Executive’s Separation Date, and the Covered Executive did not receive an annual bonus incentive payment for that preceding year under the EIP or the CIM Incentive Plan, then, in addition to any Supplemental Severance and the pro-rated bonus described in paragraph 8(a)(i), the Covered Executive shall also receive a cash payment equal to his or her Bonus Target.

(b)   COBRA Subsidy Payment. The Covered Executive shall receive a COBRA subsidy payment which is equal to the cost of the Company’s contributions to the cost of the active medical coverage in which the Covered Executive is enrolled immediately prior to his or her Separation Date for a period equal to number of weeks of the Covered Executive’s salary replacement up to 18 months; provided; however, that, in the case of an Involuntary Termination, if the Covered Executive commences new employment and is eligible for new group medical plans or benefits in connection with that new employment, the Company’s payment of the COBRA subsidy payment shall end when the Covered Executive is enrolled under such new group health plans or benefits.

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(c)    Outplacement. During the six-month period beginning on a Covered Executive’s Separation Date, the Covered Executive will be provided with reasonable outplacement services as determined by the Company.

9.  Timing of Severance Benefits.

(a)	Involuntary Termination. In the case of an Involuntary Termination, all payments shall be made or commence on the first payroll date after the Release Effective Date as follows:

a.	Basic Severance Pay shall be paid in installments on the Company’s regularly scheduled payroll dates in effect from time to time;

b.	Supplemental Severance Pay shall be paid in a single lump sum; and

c.	The COBRA Subsidy Payment shall be paid in installments at the time premium payments are made by other participants in the Company’s medical benefit plans with the same coverage.

(b)	Change of Control Termination. Subject to Section 13, in the case of a Change of Control Termination, the Basic Severance, the Supplemental Severance and the COBRA Subsidy Payment shall be paid in single lump sum within 30 days following the Release Effective Date.

10. Recoupment and Forfeiture.  If a Covered Executive fails to comply with the terms of the Plan, including the provisions of Section 6 above, then:

(a)	the Company may require payment to the Company of any benefits described in Sections 7 and 8 above that the Covered Executive has already received to the extent permitted by applicable law and with the “value” determined in the sole and good faith discretion of the Plan Administrator, in which case payment is due in cash or by check within thirty (30) days, or such earlier date as may be required by law or by any clawback policy that the Company adopts, after the Company provides notice to a Covered Executive that it is enforcing this provision; and

(b)	any payments or benefits described in Sections 7 and 8 above not yet received by such Covered Executive will be immediately forfeited.

Moreover, unless otherwise approved by the Plan Administrator, if, following an Involuntary Termination, a Covered Executive is re-hired by the Company, any payments or benefits described in Sections 7 and 8 above not yet received by such Covered Executive as of his or her re-hire date, will be immediately forfeited.

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11. Death; Disability. If a Covered Executive dies or becomes disabled after the date of his or her Covered Termination but before all payments or benefits to which such Covered Executive is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary or legal representative designated by the Covered Executive prior to or in connection with such Covered Executive’s Covered Termination or, if no such beneficiary or legal representative has been designated, to the Covered Executive or his or her estate.

12. Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13. Section 409A. It is expected that the payments and benefits provided under the Plan will be exempt from or compliant with Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a Separation from Service. Neither the Covered Executive nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

To the extent the severance payments or benefits under the Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Covered Executives under the Plan:

(a) Each installment of the payments and benefits provided under the Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment under the Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b) If a Covered Executive is deemed on the Separation Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i) With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a Separation from Service such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such Separation from Service of the Covered Executive, and (B) the date of the Covered Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Executive in a lump sum, and all remaining payments due under the Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

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(ii) To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a Separation from Service, and such benefits are not otherwise exempt from Section 409A, the Covered Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in the Plan.

(c) To the extent that severance benefits pursuant to the Plan are conditioned upon a Release, the Covered Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Separation Date. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Covered Executive’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Executive’s employment with the Company.

(ii) To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within sixty (60) days of the Separation Date and benefits shall be made or commence upon the date provided in Section 6, provided that if the sixtieth day following the Separation Date falls in the calendar year following the calendar year containing the Separation Date, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Separation Date, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Separation Date.

(d) The Company makes no representations or warranties and shall have no liability to any Covered Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of the Plan, if any provisions of or payments under the Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

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14. Section 280G; Modified Economic Cutback.

(a) Notwithstanding any other provision of the Plan, if the nationally recognized accounting firm designated by the Company that is responsible for the calculations and determinations under this Section 14 (“Accounting Firm”) determines that all or part of the total payments made to a Covered Executive resulting from or related to a Change of Control (including under the Plan) (“Total Payments”) to be made to a Covered Executive would, but for this Section 14, be subject to the any excise tax under Code Section 4999 and any similar tax (“Excise Tax”) then the amount of Total Payments payable to the Covered Executive will be either (i) delivered in full or (ii) reduced (but not below zero) by the minimum amount necessary so that no such payments will be subject to the Excise Tax; whichever, after taking into account all applicable taxes (including any Excise Tax), results in the receipt by the Covered Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Total Payments may be subject to the Excise Tax.

(b) The Accounting Firm shall make all determinations required under this Section 14 including whether and when any payments would be subject to the Excise Tax, the amount of any payments subject to the Excise Tax, whether the Total Payments should be reduced and the amount of the reduction pursuant Section 14. For purposes of making these calculations, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code.

(c) If the determination made pursuant to Section 14(a) results in a reduction of a Covered Executive’s Total Payments, then the reduction shall be applied to payments that constitute “Parachute Payments” under the meaning set forth in Code Section 280G(b)(2) in the following order and shall be implemented in a manner consistent with the requirements of Code Section 409A:

(1)	to Strategic Performance Share awards under the Cigna Long Term Incentive Plan (beginning with awards for the latest performance period and working backward);
(2)	to Basic and Supplemental Severance Pay under the Plan;
(3)	by cancellation of equity-based awards the grant of which is considered “contingent” upon the Change in Control with the meaning of Code Section 280G (if applicable);
(4)	by cancellation of accelerated vesting of other equity-based awards (if applicable);
(5)	by reduction of all other payments, if any; and
(6)	by reduction of employee benefits.

If the grant or acceleration of vesting of equity-based awards is to be cancelled, such cancellation shall first be applied to awards for which the exercise or purchase price exceeds the fair market value of the underlying shares at the time of the Change in Control, if any, and then to the remaining awards. In each case, cancellation shall be applied based on the reverse order of the date of grant of the applicable awards.

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(d) The fact that the limitations contained in this Section 14 reduce a Covered Executive’s right to payments or benefits will not of itself limit or otherwise affect any other rights of the Covered Executive under the Plan or any other agreement or arrangement. Nothing in this Section 14 shall require the Company to be responsible for, or have any liability or obligation with respect to, a Covered Executive’s Excise Tax liabilities.

(e) If the amount of the Total Payments to a Covered Executive is reduced under Section 14(a) and the Internal Revenue Service (“IRS”) nonetheless determines that a Covered Executive is liable for the Excise Tax as a result of the receipt of any portion of the Total Payments, then the Covered Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Covered Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. For this purposes the Repayment Amount will be the smallest such amount as shall be required to be paid to the Company so that none of the remaining Total Payments is subject to the Excise Tax.

15. Plan Administration.

(a) Plan Administrator. The Plan Administrator shall be the immediate direct report to Cigna Corporation’s Chief Human Resource Officer responsible for executive compensation; provided, however, in the event of a Change of Control, the Plan Administrator shall continue to be the individual who served as the Plan Administrator immediately prior to the Change of Control or his or her designated successor, who shall also have been an executive employee of the Company immediately prior to the Change of Control (with such designated successor to have the ability to further designate) in the event the individual then serving as the Plan Administrator’s employment with the Company ends. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Cigna Executive Severance Benefits Plan Claim

c/o Plan Administrator

Two Liberty Place, TL05Z

1601 Chestnut Street

Philadelphia, PA 19192

(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

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16. Claims and Appeals.

(a)          Claims. A Covered Executive has the right to submit a written claim for benefits to the Plan Administrator. Claims must be received within 180 days of the Covered Termination date. The Plan Administrator will determine eligibility for, and, to the extent applicable, the amount of, any Plan benefits that a Covered Executive is eligible to receive under the Plan, if any, and will respond in writing to the claim for benefits within 90 days after receipt of the written claim. However, if special circumstances require more time to make a decision on the claim, an extension of up to 90 more days may be needed to consider the claim. The Plan Administrator will be notify the Covered Executive in writing of any extension and the reason for it.

The Covered Executive will be notified in writing of the decision on his or her claim. If his or claim is denied, this written notice will include:

•	The specific reason for the denial;
•	References to the Plan provision on which the denial is based;
•	A description of any additional material or information needed to review the claim and an explanation of the need for the additional material or information; and
•	A description of the Plan’s procedures for appealing the decision and a statement of the Covered Executive’s rights to bring a civil action under ERISA Section 502(a) if he or she submits a proper appeal of the denial of the claim and the appeal is denied.

If no decision on a claim has been communicated in writing by the end of the 90-day period (or the end of the extended period, if applicable), the claim is deemed denied.

(b)          Appeal Procedure. If a Covered Executive’s claim for benefits is denied, entirely or in part, and he or she believes that there has been an error or that such claim has not been handled properly, the Covered Executive has the right to appeal to the Appeals Administrator. The Appeals Administrator shall be Cigna Corporation’s Chief Human Resources Officer; provided, however, in the event of a Change of Control the Appeals Administrator shall be the individual who served as Cigna Corporation’s Chief Human Resources Officer immediately prior to the Change of Control or his or her designated successor who shall also have been an executive employee of the Company immediately prior to the Change of Control (with such designated successor to have the ability to further designate) in the event the individual then serving as the Appeals Administrator’s employment with the Company ends. The appeal must be in writing, explaining the basis for the appeal, and must be sent within 60 days from the date of the claim denial.

The Appeals Administrator can be contacted at the following address:

Cigna Executive Severance Benefits Plan Appeal

c/o Appeals Administrator

Two Liberty Place, TL11F

1601 Chestnut Street

Philadelphia, PA 19192

A Covered Executive may make a written request, and is entitled to review or receive, free of charge, copies of documents and other information relevant to his or her claim and appeal. In considering an appeal, the Appeals Administrator will review the written appeal letter, any relevant documents provided, the relevant Plan provisions and other relevant information.

The Appeals Administrator will normally make a decision on an appeal within 60 days after receipt. However, if special circumstances require more time, an extension of up to 60 more days may be needed.

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The Covered Executive will be notified in writing of any extension and the reason for it. If a Covered Executive must provide additional information to support his or her appeal, the 60-day period will be suspended until the Appeals Administrator receives the additional information.

The Covered Executive will be notified in writing of the Appeals Administrator’s decision on his or her appeal, and that decision is final. If the appeal is denied, this written notice will include:

•	The specific reason for the denial;
•	References to the Plan provision on which the denial is based;
•	A statement that the Covered Executive may request access to or copies, free of charge, of all documents, records and other information relevant to his or her claim; and
•	A statement of the Covered Executive’s right to bring a civil action for Plan benefits under ERISA Section 502(a).

If the Covered Executive has not received a decision by the end of the 60-day period (or the end of the extended period, if applicable), the appeal is deemed denied.

17. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

18. Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in the Plan, if any. All rights and claims are limited as set forth in the Plan.

19. Severability. In case any one (1) or more of the provisions of the Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

20. Non-Assignability. No right or interest of any Covered Executive in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

21. Integration With Other Pay or Benefits Requirements; Offsets. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Executives on or in connection with a Covered Termination, except to the extent otherwise specifically provided in a separate agreement. To the extent that the Company owes any amounts in the nature of severance benefits, statutory notice period payments or garden leave payments, under any other agreement, program, policy or plan of the Company that is not otherwise superseded by the Plan, or to the extent that any country, federal, state or local law, including, without limitation, so-called “plant closing”, mandatory notice or garden leave laws, requires the Company to give advance notice or make a payment of any kind to an employee for any reason because of that employee’s involuntary Separation from Service, the benefits provided under the Plan or the other arrangement shall either be reduced, offset, or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under the Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary Separation form Service for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

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22. Amendment or Termination. The Board or Committee may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) no amendment, modification or termination that adversely affects the rights of any Covered Executive may be made to the Plan within six (6) months prior to a Change of Control, (b) no such amendment, modification or termination may affect the rights of a Covered Executive then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change of Control that adversely affects the rights of any Covered Executive shall be effective before the second anniversary of the Effective Time.

23. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the State of Delaware (without regard to conflict of laws provisions) to the extent not preempted by federal law.

24. Covered Executive Rights. Covered Executives in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Receive Information About the Plan and Benefits.

•	Examine, without charge, at the Office of the Plan Administrator during normal working hours (and at other locations that the Plan Administered may specify from time to time, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge (not to exceed 25 cents per page) for the copies.
•	Receive a summary of the Plan’s annual financial report, if required. The Plan Administrator is required by law to furnish each participant a copy of this report. Currently, no summary is required for the Plan since it is an unfunded plan.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of Plan participants. No one, including the participant’s employer, or any other person, may fire a Plan participant or otherwise discriminate against a Plan participant in any way to prevent him or her from obtaining a Plan benefit or exercising his or her rights under ERISA.

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Enforce Your Rights Statement for Covered Executives

•	If your claim for a severance pay benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
•	Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Employee Service Center at 1.800.551.3539 or the Plan Administrator.

If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Plan Administration Information

Name of Plan	Cigna Executive Severance Benefits Plan, a component of the Cigna Enterprise Severance Pay Plan
Type of Plan	Welfare benefits for terminated covered executives
Plan Year	January 1 to December 31
Type of Administration	Self-administration
Plan Sponsor	Cigna Corporation
Plan Administrator	Cigna Executive Severance Benefits Plan c/o Plan Administrator Two Liberty Place, TL05Z 1601 Chestnut Street Philadelphia, PA 19192
Appeals Administrator	Cigna Executive Severance Benefits Plan c/o Appeals Administrator Two Liberty Place, TL11F 1601 Chestnut Street Philadelphia, PA 19192
Agent for Legal Process*	Office of Corporate Secretary Cigna Corporation 1601 Chestnut Street, TL7LO Philadelphia, PA 19192
Plan Trustee	None
Plan Sponsor ID Number	82-4991898
Plan ID Number	501

*Process may also be served on the Plan Administrator at the address indicated above.

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